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                                                                   EXHIBIT(e)(3)

                                 NSCC AGREEMENT
                                 BY AND BETWEEN
                       SUNSTONE DISTRIBUTION SERVICES, LLC
                                       AND
                                 E-HARMON FUNDS

         THIS AGREEMENT is made as of this 23rd day of April, 2000, by and between e-harmon Funds, a Delaware business trust (the "Trust") and Sunstone Distribution Services, LLC, a Wisconsin limited liability company ("Sunstone").

         WHEREAS, the Trust is a registered open-end management investment company and Sunstone and its affiliates act in various capacities including distributor, administrator, fund accountant and transfer agent;

         WHEREAS, the Trust desires that its shares be permitted to be traded through Fund/SERV and participate in the Networking System ("Networking") and any other relevant programs or services offered by the National Securities Clearing Corporation ("NSCC") now and in the future; and

         WHEREAS, Sunstone is currently a member of NSCC and at the request of the Trust, desires to assist the Trust with expediting its trading in Fund/SERV and its participation in Networking.

         NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

         1. PROCEDURES

                  (a) Sunstone agrees to permit the Trust's trading through Fund/SERV and participation in Networking through Sunstone's NSCC membership, and such other programs and services as may be offered by NSCC as the parties may mutually agree, subject to the terms and conditions herein.

                  (b) Sunstone shall enter into a Fund Member Additional Number Agreement with NSCC pursuant to which an additional number will be issued in conjunction with Sunstone's NSCC activities on behalf of the Trust. Sunstone shall in no way be deemed to act as a distributor or underwriter for the Trust solely through its sponsorship of the Trust. Sunstone Financial Group, Inc., in its role as transfer agent for the Trust, shall act as agent for the purposes of mutual fund settlement and Networking pursuant to the terms of the Transfer Agency Agreement by and between the Trust and Sunstone Financial Group, Inc. The Trust shall arrange for a settling bank who will perform all functions required of settling banks under applicable rules of the NSCC.

                  (c) Upon the request of the Trust and in reliance on the terms hereof, and in order to expedite the trading of the shares of the Trust through NSCC and participation in Networking and any other relevant programs and services offered by NSCC as agreed to by the parties, Sunstone has agreed to guarantee the payment to NSCC of any and all fees and charges imposed by NSCC from time to time relating to the Trust's transactions with NSCC, and has assumed responsibility with respect to NSCC for all transactions in and all obligations and liabilities relating to the Trust's clearing number and participation in Networking.



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                  (d) This Agreement shall be effective as of the date hereof and shall continue in effect as long as Sunstone acts as Fund Member for the Trust with the exception of Section 2 which will survive indefinitely the termination of Sunstone's participation in NSCC on behalf of the Trust. It is understood that Sunstone may, in its sole discretion, and at any time, terminate any or all of its participation in NSCC on behalf of the Trust. In the event Sunstone elects to cease these services, it will provide prompt notice to the Trust.


         2. PAYMENT OF CHARGES, EXPENSES, OBLIGATIONS; LIABILITY

                  (a) As consideration for Sunstone's NSCC activities on behalf of the Trust, the Trust agrees, to the extent permitted under applicable rules and regulations, to pay or cause to be paid any and all fees, charges, and obligations (including settling transactions) imposed by NSCC from time to time relating to the Trust, and the Trust assumes sole responsibility for all transactions in and all obligations and liabilities relating to the Trust, as if the Trust and not Sunstone were the Trust Member. Sunstone shall not finance any such expenses or charges.

                  (c) The Trust shall indemnify, defend and hold harmless Sunstone and its affiliates from and against any and all actions, suits, claims, demands, losses, expenses, charges and liabilities whether with or without basis in fact or law (including the costs of investigating or defending any alleged actions, suits, claims, demands, losses, expenses, charges and liabilities) (collectively "Losses") of any and every nature which Sunstone or its affiliates may sustain or incur or which may be asserted against Sunstone or its affiliates by any person arising directly or indirectly out of, resulting from, or in conjunction with Sunstone's participation in Fund/SERV, Networking and any other relevant programs or services offered by the NSCC, now and in the future, on behalf of the Trust; provided, however, that Sunstone shall not be indemnified against any Losses to the extent arising out of Sunstone's willful misfeasance, gross negligence or reckless disregard of its duties and obligations in participating in the foregoing on behalf of the Trust.

                  (d) Sunstone shall indemnify, defend and hold harmless the Trust and its affiliates from and against any and all Losses of any and every nature which the Trust or its affiliates may sustain or incur or which may be asserted against the Trust or its affiliates by any person to the extent such Losses arise out of Sunstone's willful misfeasance, gross negligence or reckless disregard of its duties and obligations under this Agreement.

                  (e) The Trust shall take all such actions as may reasonably be requested by Sunstone to implement the understandings described herein with respect to Sunstone's activities with NSCC on behalf of the Trust.



E-HARMON FUNDS                          SUNSTONE DISTRIBUTION SERVICES, LLC
(the "Trust')                           ("Sunstone")


By:                                     By:
   ----------------------------            -------------------------------------
    President                               Vice President



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